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CROWN MEDIA HOLDINGS, INC.
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For Immediate Release

Crown Media Holdings Announces 69.8% Increase in Total Revenues and 37.4% Increase in Hallmark Channel and Odyssey Network Subscribers for First Quarter 2001

GREENWOOD VILLAGE, Colo. – May 3, 2001 - Crown Media Holdings, Inc. (Nasdaq: CRWN) (AEX: CRWN) (“Crown Media” or the “Company”) today reported pro forma revenues of $23.2 million for the first quarter of 2001, a 69.8% increase from $13.7 million for the first quarter of 2000.

Operating Highlights for the Quarter

•	Hallmark Channel and Odyssey Network subscribers increased 37.4% to 67.6 million as of March 31, 2001, from 49.2 million subscribers as of March 31, 2000.

•	Hallmark Channel, Crown Media’s international channel, ended the first quarter 2001 with 38.6 million subscribers, a 71.6% increase from the prior year’s comparable quarter and a 15.2% increase from the fourth quarter of 2000. During the first quarter, the channel was launched in South Korea to over 1.2 million subscribers and expanded its distribution in Taiwan to a total of 4.0 million subscribers.

•	Odyssey Network, Crown Media’s domestic channel, ended the quarter with 29.0 million subscribers, an increase of 9.4%, or 2.5 million subscribers, from the fourth quarter of 2000. Odyssey remains in active negotiations with Cox, Comcast and Cablevision, having previously negotiated long-term distribution agreements with AT&T, TimeWarner, EchoStar, Adelphia, Charter, and DirecTV.

•	Crown Media completed its agreement with German media company EM.TV Merchandising AG, issuing EM.TV approximately 5.4 million shares of Class A common stock, in exchange for EM.TV’s 22.5% interest in Odyssey Network, thereby giving Crown Media ownership of 100% of the common interests in Odyssey Network.

•	With complete control of Odyssey Network, Crown Media and Hallmark Cards announced plans to rebrand the Odyssey Network to the Hallmark Channel on August 6, 2001, creating a global Hallmark Channel.

•	Shortly after the close of the quarter, Crown Media and a wholly-owned subsidiary of Hallmark Entertainment, Inc., Hallmark Entertainment Distribution, LLC (“HED”), reached a definitive agreement under which Crown Media will acquire approximately 700 titles from the film library of HED. The purchase price is the assumption of $220 million of debt and payables related to the films and the issuance of shares of Crown

Media Class A common stock based upon the average closing prices of Crown Media Class A common stock from November 6, 2000 to the closing of the transaction, subject to a collar on the stock price. Using the average closing prices from November 6, 2000 to April 10, 2001 (the date of signing the agreement), the value of the stock would be $600 million, resulting in a total purchase price of approximately $820 million. This transaction is subject to stockholder approval at Crown Media’s annual meeting, scheduled to be held on June 7, 2001.

“Over the past three months we’ve made significant advances on the distribution front, adding almost eight million subscribers across all of our markets,” stated David Evans, President and CEO of Crown Media Holdings. “With increased distribution and subscribers, we were able to attract new advertisers, enabling us to report solid growth in both subscriber and advertising revenues for the first quarter. At the same time, we completed a number of transactions and initiatives that have solidified our business and enhanced our growth opportunities.”

Mr. Evans continued, “With the rebranding of our U.S. network to the Hallmark Channel, we have created one of the few global television networks. As the Hallmark Channel, we are significantly increasing our brand awareness with consumers, distributors and advertisers who are all looking for high-quality content that’s family-focused. And with our proposed transaction to acquire over 700 titles from Hallmark Entertainment Distribution’s film library, we expect to secure certain cable, broadcast and interactive distribution rights to that content, which has come to define, not only our channels, but also our company. We will be able to create an additional revenue stream by licensing the content we don’t use to third parties as well as realize substantial savings in our programming expenses. The combination of these two factors will allow us to accelerate our EBITDA breakeven. Additionally, with this content, we will be able to substantially enhance the offerings and revenue potential of Crown Interactive as we begin to roll it out to other markets over the course of the year.”

Financial Results

On May 9, 2000, Crown Media Holdings completed its initial public offering, acquired 100% of Crown Media International, Inc. and acquired 77.5% of Odyssey Holdings, L.L.C. Prior to that date, Crown Media Holdings did not have any significant operations. On March 15, 2001, Crown Media acquired the remaining 22.5% of common interests in Odyssey Holdings and the 50% interest in H&H Programming-Asia, LLC, called The Kermit Channel, not previously owned by Crown Media. The condensed consolidated financial statements of Crown Media Holdings include the assets, liabilities and results of Crown Media International, Inc. as a predecessor corporation. The following unaudited pro forma information consolidates the results of operations of Crown Media Holdings, Crown Media International, Inc., Odyssey Holdings, L.L.C. and H&H Programming – Asia, LLC, as if the reorganization and the acquisitions described above involving these entities had occurred on January 1st of the periods presented, along with certain pro forma adjustments to give effect to amortization of goodwill and other intangibles and other adjustments.

Crown Media reported pro forma revenue of $23.2 million for the first quarter of 2001, a 69.8% increase from $13.7 million for the first quarter of 2000. Subscriber fees revenue in the first quarter increased 44.6% to $16.0 million, from $11.1 million in the prior year’s quarter, reflecting new market launches and an increase in the Company’s subscriber base. Advertising and other revenue increased 177.4% to $7.2 million during the quarter, from $2.6 million in the first quarter of 2000, as the Company’s growing subscriber base and channel programming became more attractive to advertisers.

For the first quarter of 2001, total pro forma cost of services increased to $35.5 million from $23.9 million during the same quarter of 2000. Within cost of services, programming expenses rose 58.4% quarter over quarter to $20.9 million as the Company continues to refine and enhance the breadth of the programming aired on its channels. Operating costs, which consist of playback, dubbing and subtitling, transponder and interstitial expenses, increased 36.2% to $14.6 million for the first quarter of 2001. The overall increase in cost of services was primarily due to the new launch and expansion in Asia and additional programming acquisitions. Pro forma selling, general and administrative expenses increased to $18.2 million for the three months ended March 31, 2001, from $14.7 million in the year earlier period. Pro forma marketing expenses increased to $10.6 million for the three months ended March 31, 2001, from $3.4 million in the year earlier period. In the first quarter of 2001, several original movies were aired on the Odyssey Network, including Hamlet and Voyage of the Unicorn, which were supported by aggressive marketing campaigns to drive consumer awareness and demand for the channel. Marketing expenses also increased due to expenses associated with the announced rebranding of Crown Media’s international and domestic channels as the Hallmark Channel.

The pro forma loss before interest, taxes, depreciation and amortization (EBITDA) totaled $39.2 million for the first quarter of 2001, compared to a pro forma EBITDA loss of $27.5 million for the same period last year. The pro forma net loss for the three month period ended March 31, 2001 totaled $47.9 million, or $0.73 per share, compared to $34.2 million, or $0.52 per share, in the first quarter of 2000.

At March 31, 2001 Crown Media had cash and cash equivalents totaling $11.6 million. During the first quarter, Crown Media put into place a $150 million line of credit from H.C. Crown Corp., a subsidiary of Hallmark Cards.

“This past quarter has been about creating value. Value for consumers, distributors, advertisers and shareholders. Today, we are in the enviable position of operating one of the few global television networks with one of the premiere brand names in the world. We have access to some of the most recognized programming on television today. And we are investing in the future, exploring new ways to deliver not only our programming, but also a wide array of products and services, across new distribution outlets. We are successfully leveraging our programming, brand, global presence and partnerships to grow and diversify our business and create value for all of our constituencies,” concluded Evans.

Conference Call and Webcast to be Held May 4 at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call tomorrow morning at 11:00 a.m. Eastern Time to discuss the first quarter 2001 results. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations section of the Company’s web site at www.crownmedia.net. To listen, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be available on the site for approximately three months, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, May 4, at 800-633-8284 or 858-812-6440 (international callers), reservation # 18520806.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes two cable channels: Odyssey Network/the Hallmark Channel in the U.S. and the Hallmark Channel in more than 100 international markets. The combined channels have almost 68 million subscribers worldwide.

SEC Matters

In connection with the transaction described above, Crown Media will be filing a proxy statement with the Securities and Exchange Commission. Stockholders of Crown Media are urged to read the proxy statement when it becomes available because it will contain important information regarding this transaction. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available at the SEC’s website at www.sec.gov.

Crown Media, its Board of Directors, executive officers and employees, and certain other persons, may be deemed to be participants in the solicitation of proxies of Crown Media stockholders to approve the transaction for the films. These individuals may have interests in the transaction, including as a result of holding options or shares of Crown Media. Information concerning these individuals and their interests in the transaction and the participants in the solicitation will be contained in the proxy statement to be filed with the Securities and Exchange Commission in connection with the proposed transaction.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the

Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2000 and 10-Q Report for the quarter ended March 31, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Investor Relations:	Media:

Mary Ellen Adipietro or John Nesbett	Les Eisner

Lippert/Heilshorn & Associates	The Lippin Group

212-838-3777	323-965-1990

mary@lhai.com or jgn@lhai.com	leisner@lippingroup.com

—Financial Table Follows—

Crown Media Holdings, Inc.
Selected Pro Forma Financial Information*
($ in thousands, except share and per share data)

	Three Months Ended		Year Ended

	March 31,	March 31,	December 31,
	2000	2001	2000

Revenues:

Subscriber Fees	$11,071	$16,006	$51,890

Advertising	2,279	7,162	19,724

Other	311	22	1,522

Total Revenues	13,661	23,190	73,136

Cost of Services:

Progr. Costs:	9,669	15,267	48,401

Affiliates Progr. Costs:

Non-Affiliates	3,528	5,643	15,643

Operating Costs	10,738	14,624	48,142

Total Cost of Services	23,935	35,534	112,186

Selling, Gen. & Admin. Expenses	14,714	18,198	64,630

Marketing Expenses	3,448	10,642	25,176

Amortization of Goodwill	5,425	5,425	21,700

Loss from Operations	$(33,861)	$(46,609)	$(150,556)

Net Loss	$(34,198)	$(47,865)	$(151,728)

Net Loss per Share	$(0.52)	$(0.73)	$(2.32)

Weighted Avg. Shares Out	65,377	65,415	65,385

*On May 9, 2000, Crown Media Holdings completed its initial public offering, acquired 100% of Crown Media International, Inc. and acquired 77.5% of Odyssey Holdings, LLC. Prior to that date, Crown Media Holdings did not have any significant operations. On March 15, 2001, Crown Media acquired the remaining 22.5% of common interests in Odyssey Holdings and the 50% interest in H&H Programming-Asia, LLC, called The Kermit Channel, not previously owned by Crown Media Holdings. The condensed consolidated financial statements of Crown Media Holdings include the assets, liabilities and results of Crown Media International, Inc. as a predecessor corporation. The above-stated unaudited pro forma information combines the results of operations of Crown Media Holdings, Crown Media International, Inc., Odyssey Holdings, LLC and H&H Programming —Asia, LLC, as if the reorganization and the acquisitions described above involving these entities had occurred on January 1st of the periods presented, along with certain pro forma adjustments to give effect to amortization of goodwill and other intangibles and other adjustments. The pro forma financial data is not necessarily indicative of results of operations that would have occurred had the initial public offering, reorganization and the acquisitions described above been completed as of, or at the beginning, the periods presented or that it might be obtained in the future. Certain reclassifications have been made to conform prior periods’ data to the current presentation. These reclassifications have no effect on the reported pro forma net loss. Additionally, during the year, adjustments were made to goodwill and other intangibles as deemed necessary and reflected in the above financial statements.

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